Exhibit 99.1

Kodak Reports 1st-Quarter; Profits and Cash Flow Improve Significantly Year-Over-Year

GAAP Earnings from Continuing Operations Improve by $479 Million; GAAP Earnings Before Interest, Other Income (Charges), Net, & Income Taxes Improve by $725 Million; Digital Earnings from Operations Improve by $610 Million;

Kodak Ends 1st Quarter with Cash Balance of $1.5 Billion; Cash Flow Improves by More Than $300 Million;

Company’s Consumer Inkjet Printer and Ink Sales Growth Continues to Outpace the Market;

Company Ships First KODAK PROSPER Press, Based on Breakthrough Stream Inkjet Technology

ROCHESTER, N.Y.--(BUSINESS WIRE)--April 29, 2010--Eastman Kodak Company (NYSE:EK) today reported first-quarter earnings from continuing operations of $119 million, or $0.40 per share on a diluted basis, on sales of $1.933 billion. This represents a $479 million year-over-year earnings improvement and reflects a previously announced intellectual property transaction and significantly improved operating results across all of the company’s key business segments.

Excluding the non-recurring intellectual property transaction, Kodak’s first-quarter segment earnings improved by $69 million and digital earnings improved by $60 million. Additionally, cash generation before restructuring payments and the equivalent GAAP measure, cash used in operating activities, improved by more than $300 million during the first quarter. This performance was largely due to improved cash earnings and working capital. Cash received from intellectual property transactions was essentially the same year-over-year.

“Our first quarter performance is additional proof that our strategy is working and we continue to make progress toward our goals,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “I am particularly pleased with the performance of our core growth businesses -- Consumer Inkjet, Commercial Inkjet, Workflow Software and Solutions, and Packaging Solutions. Combined first-quarter revenue for these product lines grew by 14% and gross profits improved by more than $20 million. We also continue to make significant operational improvements in the rest of our digital businesses, including digital cameras and devices, image sensor solutions, electrophotographic solutions and prepress solutions. Our Film, Photofinishing and Entertainment business continues to deliver improved profitability, despite a challenging marketplace. We’re off to a good start for 2010, and I am optimistic about the year.”

First-quarter sales totaled $1.933 billion, an increase of 31% from $1.477 billion in the first quarter of 2009, including the $550 million intellectual property transaction and 3% favorable foreign exchange impact.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported first-quarter earnings from continuing operations of $119 million, or $0.40 per share on a diluted basis, compared with a loss from continuing operations on the same basis of $360 million, or $1.34 per share, in the year-ago period. Items of net expense that impacted comparability in the first quarter of 2010 totaled $137 million after tax, or $0.42 per share, primarily related to a loss on early extinguishment of debt, restructuring charges, and tax-related items. Items of net expense that impacted comparability in the first quarter of 2009 totaled $105 million after tax, or $0.39 per share, due primarily to restructuring charges and tax-related items. (Please refer to the attached Items of Comparability table for more information.)

Other first-quarter 2010 details:

  The company’s first-quarter earnings from continuing operations, before interest expense, other income (charges), net, and income taxes were $389 million, an improvement of $725 million as compared with a loss on the same basis of $336 million in the year-ago quarter. This earnings improvement is composed of operational improvements, including productivity gains, and the impact of the non-recurring intellectual property transaction.
  Gross Profit was 41.1% of sales, as compared to 13.1% in the year-ago period. This increase in margin was driven by the non-recurring intellectual property transaction, continued productivity improvements, and favorable foreign exchange. Excluding the impact of the non-recurring intellectual property transaction, gross profit improved nearly five percentage points.
  Selling, General and Administrative (SG&A) expenses, on a GAAP basis, were $310 million in the first quarter, down 1%, from $313 million in the year-ago quarter.
  Research and Development expenses, on a GAAP basis, were $79 million in the first quarter, down $26 million, from $105 million in the year-ago quarter, as the company focuses research dollars on its core growth businesses.
  First-quarter 2010 cash generation, before restructuring payments, improved by $301 million, representing a usage of $456 million in the current quarter, compared with cash usage on the same basis of $757 million in the year-ago quarter. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $471 million in the first quarter of 2010, compared with a net cash usage of $781 million in the first quarter of 2009. This improvement was primarily driven by reduced usage of working capital and higher cash earnings. Notably, cash received from intellectual property transactions was essentially the same year-over-year. As has been the case in previous years, the company expects to generate the majority of its cash flow during the second half of the year, consistent with its historic seasonal pattern.
  Kodak held $1.5 billion in cash and cash equivalents as of March 31, 2010, compared with $1.3 billion on the same date a year ago.
  The carrying value of the company’s long-term debt stood at $1.3 billion as of March 31, 2010. This equates to total maturity value of debt of approximately $1.4 billion.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group first-quarter sales were $891 million, compared with $369 million in the prior-year quarter. First-quarter earnings from operations for the segment were $415 million, a $572 million increase over the year-ago quarter. This change in revenue and earnings is primarily due to the completion of the previously announced intellectual property transaction. Excluding the one-time impact to net sales of the intellectual property transaction, segment earnings improved by $22 million. This was driven by improved profitability in consumer inkjet systems, including a 27% revenue increase in consumer inkjet printer hardware and ink and lower costs, improved operating performance in digital cameras & devices and image sensor solutions, and reduced R&D expenses.
  Graphic Communications Group first-quarter 2010 sales were $611 million, a 1% increase from the first quarter of 2009. This revenue improvement was primarily driven by increased volumes of digital plates within prepress solutions and favorable foreign exchange offset by unfavorable price/mix. During the first quarter, the company shipped its first KODAK PROSPER Press, based on Kodak’s Stream Inkjet technology, and expects to begin to recognize revenue from PROSPER Presses in the second half of 2010. First-quarter loss from operations for the segment totaled $22 million, a $38 million improvement compared with the year-ago quarter. This earnings improvement was primarily driven by improved operational performance, particularly within digital printing and prepress solutions, lower raw material costs, and favorable foreign exchange, partially offset by unfavorable price/mix across several product lines.
  Film, Photofinishing and Entertainment Group first-quarter sales were $431 million, a 14% decline from the year-ago quarter, consistent with continuing secular declines. First-quarter earnings from operations for the segment were $16 million, compared with earnings of $8 million in the year-ago period. The increase in earnings was driven by cost reductions across the segment and favorable foreign exchange, partially offset by increased raw material costs and industry-related declines in volumes.

2010 Outlook

For 2010, on a continuing operations basis, Kodak is targeting the following financial results:

  Segment earnings from operations of $350 million to $450 million on total company revenue of between $7.5 billion to $7.7 billion. This equates to GAAP earnings from continuing operations before interest expense, other income (charges), net and income taxes of $275 million to $375 million;
  2010 GAAP earnings from continuing operations in the range of negative $150 million to negative $50 million, including the impact of the $102 million net charge for early extinguishment of debt, related to the company’s recent financing transactions;
  Digital revenue growth of 5% to 9%, and overall revenue growth of 0% to 1%;
  Positive cash generation before restructuring payments, and, on a GAAP basis, net cash provided by continuing operations from operating activities of $50 million to $150 million;
  A year-end cash balance of $1.8 billion to $2.0 billion, after taking into account all cash actions, including modest debt payments due during 2010.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1)	Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings
2)	Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Kodak will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9771, ID 4277354#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, April 29 by dialing +1 303-590-3030, ID 4277354#. The playback number will be active until Thursday, May 6 at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our Kodak.com Investor Relations webpage at: www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; cash generation; cost management; increased demand for and sales of Kodak products, including commercial printing equipment and consumables, consumer inkjet products; and digital cameras and devices; new product introductions; electronic component supplies; liquidity; debt and potential economic growth.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in Kodak's Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings Kodak makes with the SEC from time to time. Kodak cautions readers to carefully consider such factors. Many of these factors are beyond Kodak's control. In addition, any forward-looking statements represent Kodak's estimates only as of the date they are made, and should not be relied upon as representing Kodak's estimates as of any subsequent date. While Kodak may elect to update forward-looking statements at some point in the future, Kodak specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Eastman Kodak Company First Quarter 2010 Results Non-GAAP Reconciliations

Within the Company's first quarter 2010 earnings release, reference is made to certain non-GAAP financial measures, including “Consumer Digital Imaging Group (CDG) Earnings, Excluding the Impact of the Non-Recurring Intellectual Property (IP) Transaction”, “Digital Earnings from Operations”, “Digital Earnings, Excluding the Impact of the Non-Recurring IP Transaction”, “Segment Earnings, Excluding the Impact of the Non-Recurring IP Transaction”, “Gross Profit as a Percent of Sales, Excluding the Impact of the Non-Recurring IP Transaction”, “Cash Generation (Usage) Before Restructuring Payments”, “Segment Earnings from Operations” and “Digital Revenue”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the April 29, 2010 earnings release.

The following table reconciles CDG earnings, excluding the impact of the non-recurring IP transaction, digital earnings from operations, digital earnings, excluding the impact of the non-recurring IP transaction and segment earnings, excluding the impact of the non-recurring IP transaction to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes (amounts in millions):

	Improvement (Decline) Including Non-Recurring IP Impact to Net Sales	Improvement (Decline) Excluding Non-Recurring IP Impact to Net Sales

CDG earnings from operations, as presented	$572	$22
GCG earnings from operations, as presented	38	38
Digital earnings from operations, as presented	610	60
FPEG earnings from operations, as presented	8	8
All other earnings from operations	1	1
Total segment earnings from operations, as presented	619	69
Restructuring costs, rationalization and other	102	102
Legal contingencies and settlements	5	5
Other operating income (expenses), net	(1)	(1)
Earnings from continuing operations before interest expense, other income (charges), net and income taxes (GAAP basis), as presented	$725	$175

The following table reconciles gross profit as a percent of sales, excluding the impact of the non-recurring IP transaction to the most directly comparable GAAP measure of consolidated gross profit as a percent of sales:

	Q1 2010	Q1 2009	Improvement
Gross profit as a percent of sales, excluding the impact of the non-recurring intellectual property transaction, as presented	17.7%	13.1%	4.6 pp
Effect of the non-recurring intellectual property transaction on gross profit	23.4%	-	23.4 pp
Consolidated gross profit as a percent of sales (GAAP basis), as presented	41.1%	13.1%	28.0 pp

The following table reconciles cash generation (usage) before restructuring payments to the most directly comparable GAAP measure of net cash used in continuing operations from operating activities (amounts in millions):

	Three Months Ended		Improvement (Decline)
	3/31/2010	3/31/2009

Cash generation (usage) before restructuring payments, as presented	$(456)	$(757)	$301
Cash restructuring payments	(37)	(48)	11
Cash generation (usage)	(493)	(805)	312
Proceeds from sales of businesses/assets	(3)	(2)	(1)
Free cash flow	(496)	(807)	311
Additions to properties	25	26	(1)
Net cash used in continuing operations from operating activities (GAAP basis), as presented	$(471)	$(781)	$310

The following table reconciles segment earnings from operations to the most directly comparable GAAP measure of earnings from continuing operations before interest expense, other income (charges), net and income taxes (amounts in millions):

2010 Outlook

Segment earnings from operations, as presented	$350-$450
Restructuring costs, rationalization and other items of comparability	(50) - (60)
Other operating income (expense), net	(20)
Earnings from continuing operations before interest expense, other income (charges), net and income taxes (GAAP basis), as presented	$275 - $375

The following table reconciles digital revenue to the most directly comparable GAAP measure of consolidated revenue:

2010 Outlook Growth/(Decline)

Digital revenue, as presented	5% - 9%
Traditional revenue	(14)% - (18)%
All Other revenue	-
Consolidated revenue (GAAP basis), as presented	0% - 1%

The following table reconciles cash generation before restructuring payments to the most directly comparable GAAP measure of net cash provided by continuing operations from operating activities (dollar amounts in millions):

2010 Outlook

Cash generation before restructuring payments, as presented	Positive
Cash restructuring payments	~ (100)
Cash usage	~ (100)
Proceeds from sales of businesses/assets	(20)-(30)
Free cash flow	~ (125)
Additions to properties	~ 225
Net cash provided by continuing operations from operating activities (GAAP basis), as presented	$50-$150

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the first quarter of 2010 and 2009, respectively.

	1st Quarter
	2010		2009
(in millions, except per share data)	$	Diluted EPS	$	Diluted EPS

Earnings (loss) from continuing operations attributable to Eastman Kodak Company - GAAP	$119		$(360)
Interest on convertible securities	10
Adjusted earnings (loss) from continuing operations available to common stockholders	129	$0.40	(360)	$(1.34)

Items of Comparability - Income/(Expense):
Legal contingencies and settlements (COGS)	-	-	(5)	(0.02)

Restructuring charges (COGS)	(1)	-	(7)	(0.03)
Restructuring charges (Restructuring costs, rationalization and other)	(13)	(0.04)	(109)	(0.40)
Total restructuring and rationalization charges	(14)	(0.04)	(116)	(0.43)

(Losses) Gains on asset sales, or impairments (Other operating income/(expense), net)	(4)	(0.01)	(3)	(0.01)
Loss on early extinguishment of debt	(102)	(0.31)	-	-
Tax impacts of the above items, net (Provision (benefit) for income taxes)	2	-	7	0.03
Total Items of comparability, net of tax, before discrete tax items	(118)	(0.36)	(117)	(0.43)
Other discrete tax items (Provision (benefit) for income taxes)	(19)	(0.06)	12	0.04
Total Items of comparability, net of tax	$(137)	(0.42)	$(105)	(0.39)

CONTACT:
Kodak
Financial Media:
David Lanzillo, +1-585-781-5481
david.lanzillo@kodak.com
Christopher Veronda, +1-585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Ann McCorvey, +1-585-724-5096
antoinette.mccorvey@kodak.com
Angela Nash, +1-585-724-0982
angela.nash@kodak.com